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                                                                    EXHIBIT 99.1



MARTIN INDUSTRIES SUSPENDS MANUFACTURING OPERATIONS

Florence, AL (September 17, 2002) - Martin Industries, Inc. (OTCBB: MTIN.OB), a manufacturer of premium gas fireplaces and home heating appliances, announced today that it has suspended manufacturing operations due to its lack of working capital. As previously reported, the Company has been operating under severe cash constraints and has been aggressively searching for alternative financing. However, it has not been successful to date and the lack of adequate funding has forced the Company to suspend operations while it continues discussions with its primary lender as to the options available, which include securing additional financing, selling some or all of the Company's manufacturing operations or liquidating the Company and may entail filing a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. However, there is no assurance that the Company will be able to resume or continue operations given its lack of operating capital.

Martin Industries designs, manufactures and sells high-end, pre-engineered gas and wood-burning fireplaces, decorative gas logs, fireplace inserts and gas heaters and appliances for commercial and residential new construction and renovation markets in the U.S. Additional information on Martin Industries and its products can be found at its website: http://www.martinindustries.com

With the exception of historical information, the matters and statements made in this release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Specifically, this release contains forward-looking statements regarding the Company's pursuit of more permanent financing, the sale of some or all of the Company's manufacturing operations, the possible liquidation of the Company, the possible filing of a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, and the Company's ability to resume or continue its operations. Wherever possible, the Company has identified these forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) by words such as "anticipates," "may," "believes," "estimates," "projects," "expects," "intends," and words of similar import. Forward-looking statements contained in this release involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. In particular, there can be no assurance that the Company will reach an agreement with its primary lender which will enable the Company to resume or continue its operations; or that the Company will be able to continue or will have to liquidate, in which event there is no assurance that the Company's shareholders or unsecured creditors will receive any value upon the liquidation of the Company. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Commission on April 1, 2002. The Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.